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                                                                      EXHIBIT 12

                         R.R. Donnelley & Sons Company

                       Ratio of Earnings to Fixed Charges

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
                                          Six Months Ending Three Months Ending
                                              30-Jun-99          31-Mar-99
                                          ----------------- -------------------
                                              (in thousands except ratios)
Earnings available for fixed charges:
  Earnings (loss) before income taxes....     $156,857            $71,512
  Less: Equity earnings of minority-owned
   companies.............................       (1,268)               809
  Add: Dividends received from investees
   under the equity method...............        1,093                  0
  Add: Minority interest expense in
   majority-owned subsidiaries...........         (407)              (196)
  Add: Fixed charges before capitalized
   interest..............................       52,263             24,206
  Add: Amortization of capitalized
   interest..............................        4,239              2,119
                                              --------            -------
    Total earnings available for fixed
     charges.............................      212,777             98,450
                                              ========            =======
Fixed charges:
  Interest expense.......................       43,621             19,896
  Interest portion of rental expense.....        8,290              4,145
  Amortization of discount and
   capitalized expenses related to
   indebtedness..........................          352                165
                                              --------            -------
  Total fixed charges before capitalized
   interest..............................       52,263             24,206
  Capitalized interest...................        3,250              1,750
                                              --------            -------
    Total fixed charges..................     $ 55,513            $25,956
                                              ========            =======
Ratio of earnings to fixed charges.......         3.83               3.79
                                              ========            =======
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